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                                                                   Exhibit 20.1

FOR IMMEDIATE RELEASE
January 5, 1999

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
                                            VERIO MEDIA CONTACT                   VERIO INVESTOR CONTACT
                                            Paul Lonnegren                        Whitney Fogt
                                            Clarus Public Relations, Inc.         Verio Inc.
                                            303.296.0343 (x241)                   303.645.1921
                                            paul@claruspr.com                     investors@verio.net     Corporate newsroom:
                                            Investor information:
                                            http://newsroom.verio.net             http://investors.verio.net
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VERIO INC. BECOMES WORLD'S LARGEST DOMAIN-BASED WEB HOSTING COMPANY WITH CLOSING
OF HIWAY TECHNOLOGIES ACQUISITION

Web-Hosting Strength Positions Verio to Lead in Global Electronic Commerce Explosion

ENGLEWOOD, CO (JANUARY 5, 1999) - Verio Inc. (NASDAQ:VRIO), a leading provider of comprehensive business Internet services, today became the world's largest domain-based Web-site-hosting company with the closing of its previously announced acquisition of Boca Raton, Florida-based Hiway Technologies Inc. Web-site hosting is the fundamental platform from which businesses establish their global Web presence, publish online information about their products and services, and engage in electronic commerce and other business Internet activities. With its preeminent worldwide Web-hosting position, Verio is strategically poised to capitalize on the global electronic commerce explosion.

Citing figures from Network Solutions' (NASDAQ:NSOL) InterNIC registration service, Verio's acquisition of Web-hosting company Hiway Technologies makes Verio the world's largest domain-based (www.yourcompany.com) Web-hosting company with more than 160,000 hosted Web sites. Verio is also one of the fastest growing domain-based Web-hosting companies, adding on average a new hosted Web site about every five minutes and a new electronic "storefront" every five hours. According to InterNIC data, Verio has approximately 260,000 domain-name registrants in .com, .net and .org, representing over 7 percent of all domain names currently in use. Verio offers domain-name registration services through a strategic relationship with Network Solutions.

 "Companies are recognizing in droves that Web sites allow them to conduct their business online," said Verio CEO Justin Jaschke. "This acquisition, in combination with Verio's own Web-hosting base, clearly establishes Verio as the world's preeminent Web-hosting company and gives us tremendous leverage to take a leading role in providing businesses with their e-commerce and related enhanced Internet capabilities. With the closing of Hiway, we expect Web hosting, electronic commerce and other enhanced services to comprise about 50 percent of Verio's revenue stream."

The Hiway acquisition adds more than 2,000 resellers to Verio's worldwide distribution channels, increasing the company's reseller roster to more than 4,000 in more than 170 countries. "Hiway has an impressive track record of market leadership and growth and brings to Verio the leading technology platform, outstanding management and powerful distribution channels upon which Hiway's success was built," Jaschke added.

Founded in 1995, Hiway Technologies provides Web hosting, regional Internet access, advanced electronic commerce and Web server co-location services to more than 105,000 customers. Hiway had revenues of approximately $11.4 million in the three months ended November 1998. Verio's total purchase price for the acquisition included $176 million paid in cash and the issuance of approximately
3.14 million shares of Verio's common stock. Additionally, Verio has assumed Hiway's outstanding options and warrants that may be exercised for approximately
1.78 million shares of Verio's common stock. Following a transition period, Verio will operate Hiway Technologies and its affiliates under the Verio brand name and intends to quickly integrate Hiway into its existing operational structure.

"Strategically and operationally, this merger makes a lot of sense for Hiway Technologies and our customers," said Hiway Technologies President Scott H. Adams. "The acquisition allows us to couple our leading Web-hosting services with Verio's high-performance Tier One national network, large connectivity customer base and existing enhanced service offerings. Together, we now have the financial resources, technical infrastructure and management talent to accelerate our already rapid growth in Web hosting, electronic commerce and other business Internet services."

ABOUT VERIO INC.
Verio Inc. (NASDAQ:VRIO) is a leading provider of comprehensive business Internet services - including broadband connectivity, virtual private networks, Web-hosting solutions and e-commerce - with an emphasis on serving the small and


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mid-sized business market. Since its inception in March 1996, Verio has rapidly established a global presence through the acquisition, integration and growth of independent Internet providers with a business customer focus. Verio supports its operations with highly reliable and scalable national infrastructure and systems including a facilities-based Tier One national network. Verio delivers locally-based sales and engineering support in 41 of the top 50 U.S. markets under the Verio brand name and provides Web-hosting services to customers in more than 170 countries.

For more information on Verio, visit the company's Web site at www.verio.com. The corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303.645.1900.

Except for the historical information contained herein, certain matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the Company's Current Report on Form 8-K filed on July 7, 1998, and the Company's Current Report on Form 8-K filed on October 28, 1998, for a further discussion of Verio's business and risk factors that may affect operating and financial results and the financial information provided herein with respect to recent acquisitions.